Exhibit 99.1

Genworth Financial Reports Third Quarter Net Operating Income

Of $0.51 Per Diluted Share—Loss From Continuing Operations of $0.60

Per Diluted Share

Richmond, VA (November 6, 2008) – Genworth Financial, Inc. (NYSE: GNW) today reported a loss from continuing operations for the third quarter of 2008 of $258 million, or $0.60 per diluted share, compared with income of $339 million, or $0.76 per diluted share, in the third quarter of 2007. Net operating income for the third quarter of 2008 was $220 million, or $0.51 per diluted share, compared to net operating income of $368 million, or $0.83 per diluted share, in the third quarter of 2007.

	Three months ended September 30 (Unaudited)
	2008		2007
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Income (loss) from continuing operations	$(258)	$(0.60)	$339	$0.76
Net income (loss)	$(258)	$(0.60)	$339	$0.76
Net operating income[1]	$220	$0.51	$368	$0.83
Weighted average diluted shares	433.1		445.6

Third quarter results reflected net investment losses of $478 million, net of tax and amortization of deferred acquisition costs (DAC), including $321 million of credit and/or cash flow related impairments, $55 million of impairments related to a change of intent to hold securities to recovery and $86 million of net realized losses from asset sales associated primarily with portfolio repositioning activities. Of total impairments, $153 million, net of tax, related to sub-prime and Alt-A residential mortgage and asset-backed securities, and $145 million, net of tax, in corporate bonds concentrated among several large financial services issuers.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, requires that tax benefits be recorded during the year in proportion to pre-tax income. As a result, tax benefits on operating income that would otherwise have been recognized earlier in the year are recognized in the third quarter, and the operating effective tax rate was nearly eight percent in the quarter and 26 percent year to date. On a full year basis, Genworth’s effective tax rate on operating income is expected to be between 23 percent and 25 percent.

“This was a disappointing quarter for the company, which was compounded by the ongoing turmoil in the credit, equity and housing markets,” said Michael D. Fraizer, chairman and chief executive officer. “In this unprecedented period, we are focused on maintaining appropriate liquidity, and taking additional steps to strengthen our capital levels and maximize our flexibility. Among immediate actions taken are the suspension of our common stock dividend, the formal suspension of our share repurchase program, which has been inactive since the first quarter, and the contribution of $500 million of cash from the holding company to our life operating companies, leaving those companies with a combined 360 percent RBC at the end of the third quarter. We are also looking at other avenues – including the potential for asset sales, debt refinancing or a possible capital raise. These steps may be needed to navigate continued market uncertainty and turmoil in the credit markets, while effectively positioning Genworth for the future.”

Strategic Highlights:

•

Genworth is managing its liquidity profile effectively, and currently holds approximately $435 million of cash and cash equivalents at the holding company level and approximately $6.2 billion at the insurance company operating levels.

•

The life insurance company consolidated risk-based capital ratio is estimated at approximately 360 percent at September 30, 2008, following the contribution of $500 million from the holding company effective as of that date.

•

Reinsurance and capital efficiency projects providing capital benefits of approximately $750 million were completed in the third quarter, $115 million were completed since the end of the quarter and additional projects totaling approximately $500 million are targeted for year-end completion.

•

The company is planning to reduce annual expenses by approximately $100 million to $150 million, reflecting refinement of business focus in the Retirement and Protection segment, along with the impact of economic slowdowns in the U.S. and global markets generally. Lower new business volumes will preserve capital while expense reductions could result in a restructuring charge in the fourth quarter of 2008.

•

Genworth is evaluating several additional capital flexibility alternatives including potential asset sales, continued review of the U.S. Mortgage Insurance business, and the potential to raise private or public equity, or debt capital.

•

The company’s suspension of the common stock dividend will generate approximately $175 million per year in available capital. The share repurchase program also will be suspended for the foreseeable future.

Genworth is also suspending operating earnings outlook for 2008.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses), net of taxes and other adjustments. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the third quarter of 2008 was a favorable $5 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q3 08	Q3 07
Wealth Management	$12	$11
Retirement Income
Fee-Based	(1)	40
Spread-Based	16	42
Institutional	49	10
Life Insurance	63	81
Long Term Care	39	39
Total Retirement and Protection	$178	$223

Sales (in millions)	Q3 08	Q3 07
Wealth Management
Gross Flows	$1,230	$1,665
Net Flows	183	1,098
Retirement Income
Fee-Based	596	665
Spread-Based	727	358
Institutional	458	224
Life Insurance	76	96
Long Term Care	64	60

Assets Under Management (AUM)[2] (in millions)	Q3 08	Q3 07
Wealth Management	$18,671	$21,662
Retirement Income Fee-Based	7,710	6,654

Total Fee-Based	26,381	28,316

Retirement Income Spread-Based	20,236	19,918
Institutional	9,253	11,292

Total Spread-Based	29,489	31,210

Total Assets Under Management	$55,870	$59,526

Retirement and Protection earnings declined $45 million to $178 million, primarily from lower investment income, unfavorable equity markets and a $12 million goodwill impairment in the institutional product line. The decline in net investment income included $36 million lower limited partnership earnings and $15 million related to lower bond calls, mortgage loan prepayments and higher cash balances in a lower short term interest rate environment. The decline in the equity markets resulted in $15 million of additional DAC amortization, higher death benefits and lower fees. These were partially offset by $52 million of income from granting an early redemption request from a distressed institutional customer for funding agreements backing notes (FABNs), at a price discounted to contract value.

Wealth management earnings were $12 million, up nine percent despite equity market declines. AUM declined to $18.7 billion as equity market declines surpassed the $183 million of positive net flows.

Retirement income fee-based results in the quarter were a $1 million net loss, reflecting weak equity market performance that resulted in $8 million of higher DAC amortization, $5 million in higher guaranteed death and withdrawal benefits, in addition to $3 million of lower service related fees. Results in the prior year included a favorable $22 million tax benefit related to the dividends received deduction.

[2]	Assets under management represent account values, net of reinsurance, and managed third party assets.

Retirement income spread-based earnings declined to $16 million. Earnings in the current quarter reflected $25 million in lower net investment income from limited partnerships, bond calls, pre-payments and higher cash balances. In addition, there was approximately $5 million of unfavorable mortality as compared to the prior year. These declines were partially offset by lower taxes. Spread-based sales more than doubled to $727 million from higher sales of both immediate annuities and deferred annuities.

Institutional earnings increased to $49 million driven by $52 million of income from the early FABN redemptions noted previously, partially offset by the impairment of all the remaining $12 million of goodwill associated with the product line and the impact of an 18 percent decline in AUM. The goodwill impairment reflects the impact of distressed market conditions on new business viability and the profitability of older blocks. Institutional sales were $458 million. AUM declined $2.0 billion from the September 30, 2007 level of $11.3 billion, primarily from scheduled maturities.

Life insurance earnings decreased to $63 million, as a result of $11 million of lower limited partnership income and ongoing, higher life reserve funding costs. Universal life sales decreased 19 percent, reflecting smaller policy sizes and lower excess deposits. Term life sales decreased 25 percent, reflecting intense pricing competition and the company’s continued shift to focus on the middle market which has a smaller average policy size.

Long term care earnings remained flat as profit emergence associated with new block business growth and performance was offset by lower limited partnership investment income. Total long term care sales increased seven percent to $64 million as growth in career channel and Medicare supplement sales offset lower sales through independent distribution.

International

International Net Operating Income (Loss) (in millions)	Q3 08	Q3 07
Mortgage Insurance (MI)
Canada	$80	$68
Australia	48	36
Other International	(2)	6
Lifestyle Protection[3]	40	30
Total International	$166	$140

International Sales (in billions)	Q3 08	Q3 07
Mortgage Insurance
Flow
Canada	$8.0	$11.0
Australia	8.7	11.4
Other International	2.0	4.7
Bulk
Canada	0.9	1.3
Australia	0.6	7.0
Other International	1.1	0.8
Total International MI	$21.3	$36.2
Lifestyle Protection	$0.6	$0.7

Total International earnings increased 15 percent to $166 million. Canadian and Australian mortgage insurance businesses contributed double-digit earnings growth, as did the company’s lifestyle protection business.

[3]	Lifestyle Protection was formerly referred to as Payment Protection.

In Canada, earnings grew 16 percent to $80 million from higher premiums, offset partially by higher losses as in force vintages season normally. The loss ratio increased to 25 percent, driven by the seasoning of the larger 2006 and 2007 book years in a slowing economic environment with the loss ratio remaining well below pricing expectations. In Australia, earnings grew 31 percent to $48 million from solid revenue growth and lower taxes. The loss ratio was 48 percent, down slightly from a year ago and higher sequentially as a result of higher mortgage rates and the seasoning of the 2006 and 2007 books in a slowing economy. The net loss of other international mortgage insurance business was $2 million, primarily from higher delinquencies in Spain, where active loss mitigation continues.

Slowing mortgage originations, coupled with selective risk management actions, resulted in a decline in new insurance written in most international markets. In Canada and Australia, flow new insurance written decreased 27 percent and 28 percent, respectively. The decrease in global mortgage securitizations also resulted in very limited bulk sales in both Canada and Australia.

Lifestyle protection earnings increased 23 percent to $40 million, primarily as a result of lower expenses, a lower tax rate and a favorable reserve adjustment for a reinsurance block of business, partially offset by increased claims. Total lifestyle protection sales declined to $636 million from lower sales in the U.K. and Ireland, reflecting declining levels of consumer lending. Sales in established regions, outside of the U.K. and Ireland, grew three percent.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q3 08	Q3 07
Net Operating Income (Loss)	$(121)	$39
Primary Insurance In Force (in billions)	$175.3	$144.8
Primary Risk In Force (in billions)	$36.5	$28.0

Primary Sales (in billions)
Flow	$6.2	$13.2
Bulk	0.1	2.8
Total Primary Sales	$6.3	$16.0

U.S. Mortgage Insurance had a $121 million net operating loss as 16 percent earned premium growth and higher lender captive reinsurance coverage were more than offset by higher incurred losses and higher expenses. Earnings in the quarter benefited from $169 million pretax of lender captive reinsurance coverage. Expenses in the quarter included a write-down of $20 million representing all DAC associated with the 2006 and 2007 book years, which demonstrated declining performance, and a $22 million impairment of all goodwill associated with the segment.

The gross increase in U.S. mortgage insurance loss reserves was $339 million. Flow net reserves increased $132 million, primarily from increased delinquency counts and reserve strengthening in the 2006 and 2007 book years concentrated primarily in what are referred to as the sand states of Florida, California, Arizona and Nevada, which was partially offset by $169 million of lender captive reinsurance coverage. On a year to date basis, more than 65 percent of the reserve build was related to mortgages in the sand states, which represented 18 percent of flow risk in force. In addition, flow delinquency trends increased in Georgia, Illinois, New Jersey and Minnesota. Bulk reserves increased $38 million in the quarter, primarily from portfolio and GSE Alt-A transactions, where delinquencies have exceeded deductible layers.

Paid claims were $132 million, before taxes, an increase of $83 million versus the third quarter of 2007 and $40 million, sequentially. The average paid claim was $48,600, up from $35,800 a year ago, reflecting higher loan balances in recent book years and a shift in claims to higher loan balance states.

Loss mitigation activities, including workouts and presales, resulted in $41 million of reduced loss exposure for the third quarter, up 95 percent from 2007. The company approved approximately 4,000 workouts, modifications, and presales during the quarter. In addition, investigations and policy rescissions associated with misrepresentation, ineligibility, and policy exclusions resulted in a $76 million reduction in loss exposure.

Flow new insurance written decreased 53 percent to $6.2 billion as overall mortgage originations declined significantly in the quarter and from underwriting and guideline restrictions initiated throughout 2008 including in the quarter, as well as from a higher percentage of the mortgage insurance market going to the Federal Housing Administration (FHA). Underwriting and guideline changes for risk management effectively excluded sales of alternative products such as Alt-A, A minus, and 100 percent loan to value (LTV) loans, which combined represented only one percent of new insurance written during the quarter. Additional steps have been taken to limit production in markets where home prices are expected to decline, bringing the total number of Metropolitan Statistical Areas (MSAs) from 140 in the second quarter of 2008 to 178 at present, where new business is limited to products with a 90 percent or below LTV along with other underwriting conditions. Finally, flow persistency remained strong, rising to 88 percent from 82 percent a year ago.

Genworth recently announced that it will no longer participate in excess of loss captive reinsurance transactions as of January 1, 2009 and going forward on new production it will only consider participation in quota share reinsurance arrangements.

Corporate and Other

Corporate and Other (in millions)	Q3 08	Q3 07
Net Operating Loss	$(3)	$(34)

Corporate and Other had a net operating loss of $3 million, compared to a $34 million loss in the prior year, primarily from lower taxes.

Investments

Third quarter net realized investment losses of $478 million, net of tax and amortization of DAC, included $321 million of credit and/or cash flow related impairments and $55 million of impairments related to a change of intent to hold securities to recovery, all net of tax. Of total impairments, $153 million, net of tax, related to sub-prime and Alt-A residential mortgage and asset-backed securities, (with the majority currently rated below single-A), and $145 million, net of tax, in corporate bonds concentrated among several large financial services issuers.

The company also realized $86 million of after-tax investment losses from asset sales, associated principally with portfolio repositioning activities.

Limited partnerships generated a $20 million loss compared to a $17 million gain a year ago reflecting declines in real estate partnerships. Bond calls and mortgage loan prepayments were $2 million, net of tax and DAC, compared with $9 million a year ago.

Retirement income fee-based net income included a $22 million loss, net of DAC and tax, from hedge ineffectiveness related to fund underperformance and volatility in the equity markets. Hedging is used to manage the risk associated with living benefit guarantees for the income distribution series products.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2008 was $10.5 billion, or $24.24 per share, compared with $13.3 billion, or $30.32 per share, as of September 30, 2007. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of September 30, 2008 was $12.3 billion, or $28.44 per share, compared with $12.6 billion, or $28.73 per share, as of September 30, 2007.

The fixed maturity securities portfolio had gross unrealized investment losses of $5,480 million, compared to $3,546 million at the end of the prior quarter, and gross unrealized investment gains of $373 million, versus $549 million in the prior quarter. As of September 30, 2007, our fixed maturity securities portfolio had gross unrealized investment losses of $1,475 million and gross unrealized investment gains of $806 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading public Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 7,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of over 15 million customers. Genworth operates through three segments: Retirement and Protection, International and U.S. Mortgage Insurance. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com.

Conference Calls and Financial Supplement Information

This press release and the Third Quarter 2008 Financial Supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on November 6 at 5 p.m. to (ET) to provide a detailed report on business operations and strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s November 6 conference call is 800 762.7948 or 480 248.5083 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 800 406.7325 or 303 590.3030 (outside the U.S.) passcode 3939696#. The replay will be available through November 20, 2008.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, including changes in intent to hold securities to recovery and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not viewed as a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended September 30, 2008 and 2007.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows for the wealth management business which represent gross flows less redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in-force and risk in-force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in-force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in-force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in-force and risk in-force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of government actions on the financial markets, the company’s ability to access current and future government support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of portfolio investments, goodwill impairments, the soundness of other financial institutions, the company’s ability to access sources of liquidity, declines in risk-based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in-force long-term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long-term care insurance to increase as expected;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance delinquency rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is slower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the outcome of the company’s review of strategic alternatives for the segment, increases in mortgage insurance delinquency rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance (such as simultaneous second mortgages) and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974 , and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and share price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248

alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534

al.orendorff@genworth.com

Consolidated Statements of Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2008	2007
Revenues:
Premiums	$1,735	$1,600
Net investment income	918	1,074
Net investment gains (losses)	(816)	(48)
Insurance and investment product fees and other	331	249

Total revenues	2,168	2,875

Benefits and expenses:
Benefits and other changes in policy reserves	1,497	1,168
Interest credited	319	391
Acquisition and operating expenses, net of deferrals	515	540
Amortization of deferred acquisition costs and intangibles	208	202
Interest expense	125	124

Total benefits and expenses	2,664	2,425

Income (loss) from continuing operations before income taxes	(496)	450
Provision (benefit) for income taxes	(238)	111

Net income (loss)	$(258)	$339

Earnings (loss) from continuing operations per common share:
Basic	$(0.60)	$0.77

Diluted	$(0.60)	$0.76

Earnings (loss) per common share:
Basic	$(0.60)	$0.77

Diluted	$(0.60)	$0.76

Weighted-average common shares outstanding:
Basic	433.1	441.1

Diluted	433.1	445.6

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2008	2007
Net operating income:
Retirement and Protection segment	$178	$223
International segment	166	140
U.S. Mortgage Insurance segment	(121)	39
Corporate and Other	(3)	(34)

Net operating income	220	368
Net investment gains (losses), net of taxes and other adjustments	(478)	(29)

Net income (loss)	$(258)	$339

Earnings (loss) per common share:
Basic	$(0.60)	$0.77

Diluted	$(0.60)	$0.76

Net operating earnings per common share:
Basic	$0.51	$0.83

Diluted	$0.51	$0.83

Weighted-average common shares outstanding:
Basic	433.1	441.1

Diluted	433.1	445.6